EXHIBIT 99.1

Encore Acquisition Company Announces Pricing of $150 Million of Senior Subordinated Notes

FORT WORTH, Texas — March 30, 2004 — Encore Acquisition Company (“Encore” or “the Company”) (NYSE: EAC) announced today that it has priced a private offering of $150 million of Senior Subordinated Notes due 2014, which will bear interest at a rate of 6.25% per annum. The notes are being sold at 100% of their face amount. Encore expects to close the sale of the notes April 2, 2004, subject to the satisfaction of customary closing conditions.

     Encore intends to use the net proceeds of the proposed offering to fund the Cortez Oil & Gas, Inc. acquisition, announced March 2, 2004, and to repay outstanding indebtedness under Encore’s existing credit facility. The proceeds of the notes will be placed in escrow pending the closing of the Cortez acquisition, which is expected to occur in the second quarter of 2004.

     The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

     This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the acquisition of Cortez. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Encore’s filings with the Securities and Exchange Commission.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, Chief Financial Officer, 817-339-0861
      or
William J. Van Wyk, Director — Corporate Planning, 817-339-0812